Exhibit 99.1

Sonic Automotive, Inc. Reports First Quarter Earnings In Line with Company Expectations

CHARLOTTE, N.C. – April 29, 2008 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today reported that its 2008 first quarter earnings from continuing operations were $18.0 million, or $0.44 per diluted share, compared to $22.3 million, or $0.49 per diluted share, for the same period in 2007.

Total revenue for the first quarter of 2008 increased 1.0% over the prior year period primarily from the impact of acquisitions made during 2007. Overall same store revenue declined 4.0% over the prior year quarter with softness in new vehicle sales being partially offset by growth in used vehicles and finance and insurance. On a same store basis compared to the same quarter last year, new vehicle retail revenues declined 8.2%, used vehicle retail revenues were up 11.5%, fixed operations revenue was up 0.7% and finance and insurance revenues were up 5.9%.

B. Scott Smith, the Company’s President said, “Our results for this quarter are in line with our expectations given our previous forecast of a soft new vehicle sales environment through the first half of this year. To confront these challenges, we are continuing our strong focus on the higher-margin segments of our business – fixed operations, finance and insurance, and used vehicles. In particular, the growth in our used vehicle business demonstrates the strength of our business model and strategy as our stores continue to embrace the concepts we have rolled out over the last 24 months. The quarter’s results met our internal forecasts and, as a result, we remain comfortable with our 2008 continuing operations EPS target of $2.35 to $2.50 per diluted share.”

Presentation materials for the Company’s April 29, 2008 earnings conference call at 11:00 A.M. (Eastern) can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “For Investors” tab and choosing “Webcasts & Presentations” on the left side of the monitor.

To access the live broadcast of the call over the Internet go to: www.ccbn.com or www.sonicautomotive.com

A live audio of the call will be accessible to the public by calling (877) 791-3416. International callers dial (706) 643-0958. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling: 800-642-1687, Conference ID: 43381696, International callers dial (706) 645-9291.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 168 franchises. Sonic can be reached on the web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to anticipated diluted earnings per share from continuing operations. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2007. The Company does not undertake any obligation to update forward-looking information.

SONIC AUTOMOTIVE, INC.

RESULTS OF OPERATIONS

(in thousands, except per share, unit data and percentage amounts)

(Unaudited)

	Three Months Ended
	3/31/2008	3/31/2007
Revenues
New retail vehicles	$985,274	$1,032,994
Fleet vehicles	107,592	88,805

Total new vehicles	1,092,866	1,121,799
Used vehicles	372,559	320,133
Wholesale vehicles	88,911	113,332

Total vehicles	1,554,336	1,555,264
Parts, service and collision repair	296,049	281,093
Finance, insurance and other	51,137	46,940

Total revenues	1,901,522	1,883,297
Total gross profit	305,643	298,176
SG&A expenses	242,451	231,507
Depreciation	7,935	5,572

Operating income	55,257	61,097
Interest expense, floor plan	13,397	15,853
Interest expense, other	11,863	8,554
Other (expense) / income	70	14

Income from continuing operations before taxes	30,067	36,704
Income taxes	12,027	14,428

Income from continuing operations	18,040	22,276
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(5,473)	(3,154)
Income tax benefit	1,641	869

Loss from discontinued operations	(3,832)	(2,285)

Net income	$14,208	$19,991

Diluted:
Weighted average common shares outstanding	43,845	47,938
Earnings per share from continuing operations	$0.44	$0.49
Loss per share from discontinued operations	($0.09)	($0.05)

Earnings per share	$0.35	$0.44

Gross Margin Data (Continuing Operations):
Retail new vehicles	7.4%	7.4%
Fleet vehicles	2.1%	2.2%
Total new vehicles	6.8%	7.0%
Used vehicles retail	8.9%	9.6%
Total vehicles retail	7.4%	7.6%
Wholesale vehicles	(0.9%)	0.4%
Parts, service and collision repair	49.7%	50.1%
Finance, insurance and other	100.0%	100.0%
Overall gross margin	16.1%	15.8%

SG&A Expenses (Continuing Operations):
Personnel	$136,485	$130,500
Advertising	16,343	15,089
Facility rent	25,620	25,407
Other	64,003	60,511

Total	$242,451	$231,507

SG&A Expenses as % of Gross Profit
Personnel	44.7%	43.8%
Advertising	5.3%	5.1%
Facility rent	8.4%	8.5%
Other	20.9%	20.2%

Total	79.3%	77.6%

Operating Margin %	2.9%	3.2%

	Three Months Ended
	3/31/2008	3/31/2007
Unit Data (Continuing Operations):
New retail units	28,941	30,342
Fleet units	4,355	3,736
Used units	18,511	16,300
Wholesale units	10,749	12,438
Average price per unit:
New retail vehicles	$34,044	$34,045
Fleet vehicles	24,705	23,770
Used vehicles	20,126	19,640
Wholesale vehicles	8,272	9,112
Other Data:
Same store revenue percentage changes:
New retail	(10.0%)
Fleet	12.4%
Total New Vehicles	(8.2%)
Used	11.5%
Parts, service and collision repair	0.7%
Finance, insurance and other	5.9%
Total	(4.0%)

Balance Sheet Data:
	3/31/2008	12/31/2007
ASSETS
Current Assets:
Cash and cash equivalents	$5,112	$16,514
Receivables, net	305,624	347,309
Inventories	1,182,086	1,093,017
Assets held for sale	134,056	87,342
Other current assets	39,089	35,879

Total current assets	1,665,967	1,580,061
Property and Equipment, Net	365,653	286,591
Goodwill, Net	1,248,854	1,276,074
Other Intangibles, Net	111,306	111,342
Other Assets	32,336	28,676

TOTAL ASSETS	$3,424,116	$3,282,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Floor plan notes payable	$1,186,123	$1,125,670
Other current liabilities	239,041	247,658
Liabilities associated with assets held for sale	64,043	48,592
Current maturities of long-term debt	4,338	4,197

Total current liabilities	1,493,545	1,426,117

LONG-TERM DEBT	783,348	697,800
OTHER LONG-TERM LIABILITIES	237,771	227,999
STOCKHOLDERS’ EQUITY	909,452	930,828

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,424,116	$3,282,744

Balance Sheet Ratios:
Current Ratio	1.12	1.11
Debt to Total Capital, Net of Cash	46.3%	42.4%